EXHIBIT 10.43

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the employment agreement dated May 2, 2008 (the “Employment Agreement”) by and between TOYS “R” US CANADA, LTD. (the “Company”) and MONIKA M. MERZ (“Employee”) is hereby made and entered into this 7 day of February, 2011 (“Effective Date”)

RECITIALS

WHEREAS, the parties wish to amend the Employment Agreement in order to extend the Employment Term along with increasing the Base Salary and Target Bonus along with certain other provisions as further described below.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. That Section 1 of the Employment Agreement is hereby amended and restated as follows:

“1. Term of Employment and Consideration. Subject to the provisions of Section 7 of this Agreement, Employee shall be employed by the Company or, as described below, designated subsidiaries or affiliates of the Company, for a period commencing on the Effective Date and ending on November 14, 2012 (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement including the provisions of Section 7 hereof.”

2. That Section 3 of the Employment Agreement is hereby amended and restated as follows:

“3. Base Salary. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of CAD $500,000, which shall be increased to $550,000 effective as of March 28, 2010, (the “Base Salary”), payable in substantially equal periodic payments in accordance with the Company’s practices for other employees, as such practices may be determined from time to time. Employee shall be entitled to such increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board or any appropriate committee or delegee thereof.”

3. That Section 4 of the Employment Agreement is hereby amended and restated as follows:

“4. Annual Bonus. During the Employment Term and beginning with TRU-Japan’s fiscal 2008 year, Employee shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company and TRU-Japan (an “Annual Bonus”), in a target amount of 90% of the Base Salary, which shall be increased to 100% of the Base Salary effective for Fiscal year 2010 (the “Target Bonus”), payable by the Company upon TRU-Japan’s achievement of certain performance targets (further described on Exhibit A) established by the TRU-Japan Board or any appropriate committee or delegee thereof and pursuant to the terms of TRU-Japan’s incentive plan, as in effect from time to time. The Annual Bonus may be pro rated for any portion of a fiscal year worked during the Employment Term as set forth in Sections 7 and 8.”

4. That Exhibit B is hereby amended in order to insert the following paragraph at the end of the section titled “Tax Equalization and Tax Preparation”:

“In the event of either party terminating employment, the Company will continue to honor the tax equalization program and will provide appropriate tax services to address any ongoing issues related to tax equalized income. This provision is subject to the continued co-operation of the Employee with the Company and its appointed tax advisors. “Appropriate tax services” would include ongoing tax compliance services in the home and host location, including notice and audit responses. “Continued co-operation of the Employee” would include the timely provision of information, continued use of the Company’s appointed tax advisors and the repayment of any monies owing to the Company under the tax equalization program.”

5. That the last sentence of the “Training” section in Exhibit B is hereby amended and restated as follows:

“In addition and during the Term, TRU-Japan will arrange for and pay the costs, for Employee to attend language training up to the level necessary to effectively conduct business in Japan; whereas, her spouse will be provided up to 300 hours of language training at TRU-Japan’s expense.”

6. That the section titled “Repatriation / Return to Canada” in Exhibit B is hereby amended and restated as follows:

“Upon termination of the Employment Term (except for termination by the Company for Cause or by Employee without Good Reason) as per Section 8 and subject to the terms and conditions of the Relocation Repayment Agreement, the Company shall pay the reasonably necessary shipping and travel costs (including return travel via business class) to relocate Employee, her spouse and her 2 feline pets from Japan to Employee’s residence in Canada. In the event of the death of the Employee or her spouse during the Term of this Agreement, the Company will pay reasonable expenses for the transportation from Japan to Canada for the deceased and the surviving spouse along with the transportation for her 2 feline pets, all in accordance with the Company’s Expatriate Relocation Policy.”

7. Except as expressly amended herein, the Employment Agreement shall remain in full force and effect for the duration of the Employment Term, in accordance with its terms, without any waiver, amendment or modification of any term, condition or covenant thereof. Nothing herein is, or shall be deemed, a waiver of any right or obligation of the parties, except as expressly set forth in this Amendment. All capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

8. This Amendment, and its validity, construction and effect, shall be governed by and enforced in accordance with the laws of the Province of Ontario, Canada and the federal laws applicable therein, without regard to its conflicts of laws principals.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each signed this Amendment as of the date noted below.

MONIKA M. MERZ	TOYS “R” US CANADA, LTD.

/s/ Monika M. Merz	By:	/s/ Kevin MacNab
Monika M. Merz	Kevin Macnab, President

Date:	Date: